Exhibit 99.1

550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 lonworks@echelon.com www.echelon.com

News Information	For Immediate Release

Press Contact

Chris Stanfield

Echelon Corporation

(408) 938-5243

cstanfield@echelon.com

Echelon Makes Announcement Regarding CEO

(San Jose, CA – November 4, 2009) – Echelon Corporation (NASDAQ: ELON) announced today that M. Kenneth Oshman, the company’s Chairman and Chief Executive Officer, has been diagnosed with lung cancer. Indications are that the cancer is both treatable and curable. Mr. Oshman is working with medical advisors to assess the appropriate treatment program going forward and plans to begin treatment as soon as possible. Mr. Oshman has decided to step down as CEO of Echelon to insure that there is dedicated full-time leadership at the company and to provide him with time to focus on his recovery. Mr. Oshman intends to remain an active Executive Chairman of the company and intends to continue to be involved with Echelon as much as possible.

The company also announced that its Board of Directors has appointed Robert R. Maxfield, a current member of the Board, to serve as Chief Executive Officer effective November 5, 2009, while the company launches a search for a new CEO. The Board feels enormously fortunate that Mr. Maxfield has agreed to serve in this capacity. Mr. Maxfield provided outstanding leadership to the company during 2008 while the company carried out a search for a Senior Vice President, Products; he has served as an advisor to Mr. Oshman since that time. He is intimately familiar with the company, its products and its business, and he will be able to be immediately effective in this role.

Mr. Maxfield will continue to serve on the company’s Board of Directors; however, he will no longer serve on the Compensation Committee. In addition, the Board has appointed current director Betsy Rafael to replace Mr. Maxfield on the Compensation Committee.

About Echelon Corporation

Echelon Corporation (NASDAQ: ELON) is leading the worldwide transformation of the electricity grid into a smart, communicating energy network, connecting utilities to their customers, enabling networking of everyday devices, and providing customers with energy aware homes and businesses that react to conditions on the grid.

Echelon’s NES System – the backbone for the smart grid – is used by utilities to replace existing stand-alone electricity meters with a network infrastructure that is open, inexpensive, reliable, and proven. The NES System helps utilities compete more effectively, reduce operating costs, provide expanded services and help energy users manage and reduce overall energy use. Echelon’s LonWorks® Infrastructure products extend the smart grid, powering tens of millions of energy aware, everyday devices made by thousands of companies – connecting them to each other, to the electricity grid and to the Internet. LonWorks based products work together to monitor and save energy; lower costs; improve productivity; and enhance service, quality, safety, and convenience in utility, municipal, building, industrial, transportation, and home area networks.

More information about Echelon can be found at http://www.echelon.com.

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Echelon, i.LON, LonWorks and the Echelon logo are registered trademarks of Echelon Corporation registered in the United States and other countries.